Exhibit 99.1

Vivos Therapeutics Reports Third Quarter 2024 Financial Results and Provides Operational Update

Revenue Increased 17% Quarter over Quarter

Operating Loss Decreased 27%

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., November 14, 2024 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep-related breathing disorders (including all severities of obstructive sleep apnea (OSA) and snoring in adults and moderate to severe OSA in children ages 6 – 17), today reported financial results and operating highlights for the third quarter and nine months ended September 30, 2024.

Third Quarter 2024 Financial and Operating Summary

●	Revenue was $3.9 million for the third quarter of 2024 and $11.3 million for the nine months ended September 30, 2024, compared to $3.3 million and $10.6 million for the three and nine months ended September 30, 2023, respectively, mainly due to increased revenue from higher product sales and lower discounts of Vivos appliances coupled with higher service revenue primarily from early recognition of deferred enrollment revenue, sponsorships and seminars, offset by lower myofunctional therapy revenues.

●	Gross profit was $2.3 million for the third quarter of 2024 and $6.9 million for the nine months ended September 30, 2024, compared to $1.7 million and $6.2 million for the comparable periods in 2023, primarily attributable to the increase in revenue.

●	Gross margin increased to 60% for the third quarter of 2024, compared to 53% for the third quarter of 2023 due primarily to the revenue increase. Gross margin for the nine months ended September 30, 2024 was 61%, compared with 59% during the same period in 2023.

●	Operating expenses for the third quarter of 2024 decreased by $0.4 million, or 8% versus the third quarter of 2023, reflecting the success of Vivos’ continuing cost-cutting initiatives, resulting in the ninth consecutive quarter of year over year reductions in operating expenditures. For the nine months ended September 30, 2024 operating expenses decreased by $4.1 million or 21%, compared to the same period in 2023.

●	Vivos’ cost-cutting initiatives also led to a $1 million or 27% year-over-year reduction in operating loss, versus the third quarter of 2023. For the nine months ended September 30, 2024 operating loss decreased by $4.8 million or 36%, compared to the same period in 2023. Vivos anticipates attaining positive cash flow from operations by mid-2025.

●	In September, Vivos announced the closing of a $4.3 million registered direct equity offering, improving cash on hand, working capital and stockholders’ equity. As of September 30, 2024, cash and cash equivalents were $6.3 million while stockholders’ equity was $7.7 million.

●	As of September 30, 2024, patients treated with Vivos’ patented oral appliances totaled over 47,000 worldwide, compared to over 40,000 as of September 30, 2023. Vivos has also trained more than 2,000 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to approximately 1,850 as of September 30, 2023.

●	In September, Vivos announced receipt of the first ever U.S. Food and Drug Administration (FDA) 510(k) clearance to treat moderate to severe OSA and snoring in children ages 6 to 17 using Vivos’ proprietary flagship oral medical device. This milestone creates the potential to address this important market and increase revenue.

●	In October 2024, the American Medical Association (AMA) issued new CPT® medical codes applicable to all Vivos CARE oral medical devices, which will become effective January 1, 2025. This achievement creates the potential for wider adoption of Vivos devices and the resulting potential for increased revenue.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “Today, we reported a 17% increase in third-quarter topline revenue as we leverage our proprietary technology and treatment protocols, which offer highly effective treatment alternatives for OSA patients. Our third-quarter results mark the ninth consecutive quarter of year-over-year decreases in operating expenses as we continue to focus on costs as we seek to grow revenue. During the quarter and more recently, we also achieved important milestones to strengthen the foundation for future growth, notably a key FDA clearance for use of our devices in children and the issuance of new insurance codes covering our devices.”

“Our new marketing and distribution model announced in June, which leverages contractual alliances with medical sleep specialists, continues to show promise in its early stages. As we previously anticipated, revenues from this new model were not material in the third quarter, although we have seen enough to date to warrant expanding the program to two additional locations in Colorado, which we expect to have operational by the end of 2024 or very early in 2025. We are also in discussions to expand the model through similar alliances with other medical sleep providers, and we expect to continue to refine the model as it rolls out based on our experiences. As we continue to move more directly and vertically into affiliations and collaborations with medical specialists, functional medicine doctors, and other sleep-related healthcare practitioners, we expect this to positively impact our new case starts, revenue growth and gross profit in 2025”, Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will further discuss the financial and operating results of the third quarter of 2024.

In addition, further information on Vivos’ financial results is included in the attached unaudited condensed consolidated balance sheets and statements of operations. Additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738 or (646) 307-1865 for international callers. Participants can use the Guest dial-in numbers above and be answered by an operator, or they can click the Call me™ link https://emportal.ink/3NzntGx for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to the scheduled start time. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers. The replay will be available until November 29, 2024.

The live conference call webcast can be accessed on Vivos’ website at https://vivos.com/investor-relations. The company will also post an online archive of the webcast on its website for 30 days after the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults and children. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical, and cost-effective solution for treating mild to severe OSA in adults and moderate to severe OSA in children. It has proven effective in over 47,000 patients treated worldwide by more than 2,000 trained dentists.

The Vivos Method includes treatment regimens that employ proprietary CARE appliance therapy and other modalities that alter the size, shape, and position of the jaw and soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-severe OSA in adults and moderate-to-severe OSA in children ages 6 to 17, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method. Vivos also employs a marketing and distribution model where it collaborates with sleep-treatment providers to offer patients OSA treatment options and help promote sales of its appliances.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual future impact of the initiatives and corporate achievements described herein on Vivos’ future revenues and results of operations and the anticipated benefits of the Company’s new marketing and distribution model described herein) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales and marketing strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all or maintain its Nasdaq listing and (v) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Bradford Amman, CFO

investors@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	September 30, 2024	December 31, 2023

Current assets
Cash and cash equivalents	$6,311	$1,643
Accounts receivable, net of allowance of $262 and $250, respectively	454	202
Prepaid expenses and other current assets	634	616

Total current assets	7,399	2,461

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,317	3,314
Operating lease right-of-use asset	1,129	1,385
Intangible assets, net	383	420
Deposits and other	276	307

Total assets	$15,347	$10,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,075	$2,145
Accrued expenses	2,054	2,334
Current portion of contract liabilities	1,313	2,138
Current portion of operating lease liability	485	474
Other current liabilities	199	198

Total current liabilities	5,126	7,289

Long-term liabilities
Contract liabilities, net of current portion	178	289
Employee retention credit liability	1,220	1,220
Operating lease liability, net of current portion	1,158	1,521

Total liabilities	7,682	10,319

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 4,765,300 shares as of September 30, 2024 and 1,833,877 shares as December 31, 2023	-	-
Additional paid-in capital	109,025	93,462
Accumulated deficit	(101,360)	(93,051)
Total stockholders’ equity	7,665	411
Total liabilities and stockholders’ equity	$15,347	$10,730

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Product revenue	$1,958	$1,466	$5,608	$4,783
Service revenue	1,902	1,835	5,725	5,770
Total revenue	3,860	3,301	11,333	10,553

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,526	1,554	4,411	4,371

Gross profit	2,334	1,747	6,922	6,182

Operating expenses
General and administrative	4,487	4,596	13,531	17,012
Sales and marketing	346	641	1,319	1,861
Depreciation and amortization	146	150	437	472

Total operating expenses	4,979	5,387	15,287	19,345

Operating loss	(2,645)	(3,640)	(8,365)	(13,163)

Non-operating income (expense)
Other expense	(18)	(53)	(42)	(198)
Excess warrant fair value	-	-	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	-	1,600	-	10,362
Other income	47	-	98	128
Loss before income taxes	(2,616)	(2,093)	(8,309)	(9,324)

Net loss	$(2,616)	$(2,093)	$(8,309)	$(9,324)

Net loss per share (basic and diluted)	$(0.40)	$(1.75)	$(1.94)	$(8.09)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	6,615,320	1,197,258	4,282,210	1,152,607